GMS CAPITAL CORP APPOINTS PHILIP LAMB AS PRESIDENT AND CEO

Montreal, Quebec, September 26th, 2012 – GMS Capital Corp. (GMCP.OB) (the "Company") is pleased to announce the appointment of Mr. Philip Lamb as President and CEO.  Mr. Lamb also joins our Board of Directors.  Our former CEO, Mrs. Caroline Coulombe has resigned.

Mr. Lamb is a business executive with a proven track record of delivering results and improving corporate performance, and is well-known to the industry for his ethics, integrity and visionary leadership.

Mr. Lamb has over twenty-five years in consumer packaged goods and most recently, President of Gencade Inc and CEO Capital Corp.  Between 2004 and 2008, Mr. Lamb owned and operated a color cosmetics manufacturing company that was based in Sherbrooke, QC and worked with a number of major cosmetics brands in developing and manufacturing products for their respective lines.

Mr. Lamb was also the president of Cott Beverages Canada and, through the development of a growth strategy, assisted the beverage maker in growing its market share within a mature and highly competitive market and increased profitability by 40 percent.

Mr. Lamb is a CMA and a member in good standing with the Society of Management Accountants.  He was also the treasurer of the Canadian Museum of Photography and sat on the board of the Bridgepoint Health Foundation as vice chair.

Following his appointment by the Board of Directors, Mr. Lamb indicated: "I'm thrilled to be joining GMS and the relationship it has with Nacara Montreal.  The Nacara brand has enormous potential in a market segment which is still very much developing.  I look forward to working with the outstanding team in enhancing the culture of creativity and innovation in the development and distribution of this brand to realize its full potential."

About GMS Capital Corp

GMS Capital Corp. (GMCP.OB) owns the exclusive rights to commercialize worldwide all current and future cosmetic products and their derivatives under the Nacara brand.  GMS has a full line of cosmetic products aimed at women of color, a market still inadequately serviced by current cosmetic companies. Our cosmetic products are currently offered in different countries, including in Canada, drugstores chains Pharmacie Jean-Coutu and Shoppers Drug Mart, and in France, retailers such as Galeries Lafayette, Marionnaud, Nocibé and Beauty Success. For further information, please visit www.nacara.com.

For further information, please contact:

Mr. Philip Lamb, CEO

GMS Capital Corp

Tel: 514.254.9473 ext. 28

plamb@nacara.com

SOURCE: GMS Capital Corp.

FORWARD-LOOKING STATEMENTS Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.